Exhibit 10.b

UNITED STATES BANKRUPTCY COURT
THE SOUTHERN DISTRICT OF NEW YORK
_________________________________________x
In re                                    :               Chapter 11
                                         :
ENRON CORP., et al,                      :               Case No. 01-16034 (AJG)
                                         :
                                 Debtors.:               Jointly Administered
_________________________________________x


              ORDER PURSUANT TO SECTIONS 105, 363, AND 1146 OF THE
          BANKRUPTCY CODE, BANKRUPTCY RULES 2002, 6004, 9013, AND 9014
             AUTHORIZING AND APPROVING (A) TILE EXECUTION, DELIVERY,
              AND PERFORMANCE, BY ENRON CORP., ENRON TRANSPORTATION
             SERVICES, LLC, ENRON OPERATIONS SERVICES, LLC, AND EOC
                  PREFERRED, LLC, OF THE PURCHASE AGREEMENT AND
               CERTAIN TRANSACTION DOCUMENTS RELATED THERETO WITH
         CCE HOLDINGS, LLC WITH RESPECT TO TILE SALE OF TILE MEMBERSHIP
                INTERESTS IN CROSSCOIJNTRY ENERGY, LLC FREE AN])
           CLEAR OF ALL LIENS, CLAIMS, ENCUMBRANCES, RIGHTS OF SETOFF,
                 NETTING, RECOUPMENT, AND DEDUCTION AND (B) THE
              CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY

         Upon the motion, dated May 27, 2004 (the "Motion")1, of Enron Corp., Enron Operations Services, LLC and Enron Transportation Services, LLC, each as debtor and debtors in possession (collectively, the "Debtors"), and EOC Preferred, LLC, a non-debtor affiliate of Enron (collectively, with the Debtors, the "Sellers"), pursuant to sections 105 and 363 of title 11 of the United States Code (the "Bankruptcy Code") and Rules 2002, 6004, 9013, and 9014 of the Federal Rules of Bankruptcy Procedures (the "Bankruptcy Rules") and Rule 9013-1(c) of the Local Bankruptcy Rules for the Southern District of New York (the "Local Rules"), for the entry of an order authorizing and approving (A) the entry by the Sellers into that certain Purchase Agreement, dated May 21, 2004, by and among the Sellers and NuCoastal, LLC, or into a purchase agreement with the winning bidder at the conclusion of an auction for the sale of all of the issued and outstanding membership interests (the "Equity Interest") in CrossCountry, LLC ("CrossCountry"), free and clear of all Liens and Claims to the extent permitted under section 363 of the Bankruptcy Code and (B) the consummation of the transactions contemplated therein; and the Notice of Filing of Purchase Agreement Among CCE Holdings, LLC (the "Purchase?') and Sellers dated as of June 24, 2004 (the "June 24 Agreement"); and the Court having entered on June 24, 2004, the Order Pursuant to Sections 105 and 363 of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 2002, 6004, 9013 and 9014(A) Authorizing and Scheduling Auction at Which Enron Corp., Enron Operations, LLC, Enron Transportation Services, LLC and EOC Preferred, L.L.C. Will Solicit Bids for the Sale of Issued and Outstanding Membership Interests in CrossCountry, (B) Establishing Procedures for Solicitation and Consideration of Proposals to Purchase Such Membership Interests, (C) Scheduling a Hearing on Proposed Sale of Membership Interests, and (D) Approving Form and Scope of Notices of Bidding Procedures, Sale I-fearing, and Auction, on June 24, 2004 (the "Bidding Procedures Order"); and the Debtors, Creditors' Committee, and Purchaser having entered into a stipulation dated September 1, 2004 (the "Stipulation"), regarding, inter alia, an amendment to the June 24 Agreement enhancing the purchase price for the Equity Interest under the June 24 Agreement (such amendment annexed hereto as EXHIBIT A and the June 24 Agreement, as amended, the "CCE Purchase Agreement"); and the hearing on the Motion having been held before the Court on September 9, 2004 (the "Hearing"); and it appearing that due and proper notice of the Motion and the relief requested therein having been given, and no other or further notice need be given; and upon consideration of the objections and responses to the Motion, including the Objection of the Pension Benefit Guaranty Corporation ("PBGC") to Motion for Authority to Sell CrossCountry dated September 7, 2004 (the "PBGC Objection"); and all parties in interest having been heard or having been afforded an opportunity to be heard at the Hearing; and the relief requested in the Motion being an exercise of the Sellers' sound business judgment and in the best interests of the Sellers, their estates and creditors; and the Bankruptcy Court having determined that the legal and factual bases set forth in the Motion and in the record of the Hearing establish just cause for the relief granted herein and that the terms and provisions contained in the CCE Purchase Agreement, as amended, are fair and reasonable to the Sellers and the Purchaser; and all proceedings had before the Bankruptcy Court; and after due deliberation thereon and good and sufficient cause appearing therefor;

         IT IS HEREBY FOUND AND DETERMINED THAT:

         A. The findings of fact and conclusions of law set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.

         B. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

         C. The Bankruptcy Court has jurisdiction over the parties and to consider the Motion and the relief requested therein pursuant to 28 U.S.C. ss.ss. 157 and 1334. Venue of these chapter 11 cases and the Motion in this district is proper pursuant to 28 U.S.C. ss.ss. 1408 and 1409. This matter is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2)(A) and (N).

         D. The statutory predicates for the relief sought in the Motion are sections 105(a), 363(b), (f), (in), and (n), and 1146(c) of the Bankruptcy Code, and Bankruptcy Rules 2002, 6004, 9013 and 9014.

         E. As evidenced by the certificates of service filed with the Court, and based on the representations of counsel at the Hearing, (A) proper, timely, adequate, and sufficient notice of the Motion, a substantially similar form of this Order, the CCE Purchase Agreement, the transactions contemplated therein, the Auction, and the Hearing has been provided in accordance with sections 105, and 363 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 9013, and 9014 and Rule 9013-1(c) of the Local Rifles by serving (i) the Office of the United States Trustee; (ii) counsel for the DIP Lenders; (iii) counsel for the Official Committee of Unsecured Creditors in the Debtors' chapter 11 cases (the "Creditors' Committee"); (iv) Purchaser; (v) Purchaser's counsel; (vi) all entities known to the Sellers to have, or to have asserted, any Claims in or upon the Equity Interest; (vii) all parties who submitted a prior bid for the Equity Interest; (viii) all parties who expressed in writing to the Sellers an interest in the Equity Interest; (ix) all relevant taxing authorities; (x) the Examiner for ENA; (xi) counsel for the Employment-Related Issues Committee; and
(xii) all entities who had filed a notice of appearance and request for service of papers in these cases in accordance with the Court's Second Amended Case Management Order, dated December 17, 2002, (B) such notice was good and sufficient and appropriate under the particular circumstances and (C) no other or further notice of the Motion, this Order, the CCE Purchase Agreement or the Hearing is required.

         F. The Sellers have complied with the procedures set forth in the Bidding Procedures Order (a) establishing Bidding Procedures, including the manner and form of notice, (b) scheduling a hearing to consider the Motion (i) approving the terms and conditions of a purchase agreement for the sale of the Equity Interest, and (ii) authorizing the consummation of the transactions contemplated therein, and (c) for giving notice of the Motion and the Hearing on approval of a purchase agreement, including the CCE Purchase Agreement and this Order.

         G. The Bidding Procedures were fair, were designed to maximize the purchase price for the Equity Interest, were implemented in a fair and reasonable manner, and were complied with in all respects.

         H. The Sellers have marketed the Equity Interest and conducted the auction process in compliance with the Bidding Procedures Order and the requirements of applicable law, whereby the Preliminary Purchase Price was enhanced by $100 million.

         I. The Sellers (i) are the legal and equitable owners of the Equity Interest; (ii) have frill corporate power and authority to enter into and execute the CCE Purchase Agreement, an escrow agreement, substantially in the form annexed hereto as Exhibit B (the "Escrow Agreement"), and any and all documents and/or agreements contemplated thereby (collectively, with the CCE Purchase Agreement, as amended, and the Escrow Agreement, the "Transaction Documents") and the transactions specified therein have been duly and validly authorized by all necessary corporate action of each of the Sellers, (iii) have all of the corporate power and authority necessary to consummate the transactions contemplated by the Transaction Documents; and (iv) have taken all corporate action necessary to authorize and approve the Transaction Documents and the consummation by each of the Sellers of the transaction specified therein. No consents or approvals, other than those expressly provided for in the Transaction Documents, are required for the Sellers to consummate such transactions.

         J. A reasonable opportunity has been afforded any interested party to make a higher or better offer for the Equity Interest or to be heard with respect to the Motion. Notice of the relief requested therein has been afforded to all interested persons and entities, including: (i) the Office of the United States Trustee; (ii) counsel for the Purchaser; (iii) counsel to the Creditors' Committee; (iv) the attorneys for the Debtors' DIP Lenders; (v) all entities known to have expressed an interest in a transaction with respect to the Equity Interest since the filing of the Debtors' chapter 11 cases; (vi) all entities known to have asserted any interests in or Liens upon the Equity Interest; (vii) counsel for the Employment-Related Issues Committee; (viii) the Examiner for Enron North America Corp.; (ix) the Examiner for Enron Corp.; (x) any person, or counsel if retained, appointed pursuant to 28 U.S.C. ss. 1104; (xi) all federal, state, and local regulatory or taxing authorities or recording offices which have a reasonably known interest in the relief requested by the Motion; (xii) the United States Attorney's Office; (xiii) the Securities and Exchange
Commission; (xiv) the Internal Revenue Service; (xv) the PBGC; and (xvi) all parties having filed a notice of appearance in the Sellers' chapter 11 cases as of the date of the Motion.

         K. The terms and conditions of the CCE Purchase Agreement, as amended, and the Purchase Price to be paid to the Sellers by the Purchaser (i) are fair and reasonable, (ii) represent the highest or best offer for the Equity Interest, and (iii) constitute fair consideration for the Equity Interest. The good faith of the Purchaser is evidenced by, among other things, the following:
(i) the Sellers and the Purchaser have engaged in substantial arms' length negotiations in good faith and the Transaction Documents are the product of such negotiations among the parties; and (ii) the Sellers, in consultation with the Creditors' Committee, determined that the Purchaser's bid as reflected in the CCE Purchase Agreement, was the highest or best offer for the Equity Interest.

         L. Sound business reasons exist for the Sellers' sale of the Equity Interest pursuant to the Transaction Documents, including the Escrow Agreement. The Court finds that the Sellers have articulated good and sufficient business reasons justifying the sale of the Equity Interest pursuant to sections 105, 363, and 1146 of the Bankruptcy Code. Therefore, execution of the Transaction Documents and consummation of the transaction specified therein, after consultation and cooperation with the Creditors' Committee, constitute the exercise by the Sellers of sound business judgment and such acts are in the best interests of the Sellers, their respective estates and creditors, and other parties in interest.

         M. The execution of the Transaction Documents, including the Escrow Agreement, and consummation of the transactions contemplated thereby is properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, sections 105, 363. and 1146 of the Bankruptcy Code, and all of the applicable provisions of such sections have been complied with in respect thereof.

         N. The consideration provided by the Purchaser to the Sellers in exchange for their sale, conveyance and delivery to the Purchaser of the Equity Interest to the Purchaser constitutes reasonable equivalent value and fair consideration pursuant to the Bankruptcy Code and applicable nonbankruptcy law. A sale of the Equity Interest other than one free and clear of Liens, Claims, encumbrances, tights of setoff, netting, recoupment, and deduction would impact materially and adversely on the Sellers' bankruptcy estates, and would yield substantially less value for the Sellers' estates.

         O. The CCE Purchase Agreement was proposed, negotiated, and entered into by the parties thereto at arm's length, without collusion and in good faith between commercially sophisticated entities alter extended and vigorous negotiations. The Purchaser has acted and will be acting in good faith within the meaning of section 363(m) of the Bankruptcy Code in closing the transactions contemplated by the CCE Purchase Agreement, as amended, at all times after the entry of this Order. The Purchaser is a good faith purchaser under the Transaction Documents, and is entitled to all of the protections as to the sale of the Equity Interest afforded thereby. None of the parties to the CCE Purchase Agreement has engaged in any conduct that would cause or permit the CCE Purchase Agreement to be avoided (or the validity of the transactions contemplated therein and in the Transaction Documents affected) under section 363(n) of the Bankruptcy Code or any other provision of the Bankruptcy Code.

         P. The Purchaser is not an "insider" of any of the Sellers, as that term is defined in section 101 of the Bankruptcy Code.

         Q. Except as provided in this Order, no consents or approvals, other than this Order and those expressly provided for in the Transaction Documents, are required for the parties to consummate the transactions contemplated by the Transaction Documents.

         R The transactions specified herein and in the Transaction Documents constitute a sale for purposes of section 1146(c) of the Bankruptcy Code and all transfers in connection therewith shall be exempt from any and all stamp, value added, ad valorem, transfer, recording and other similar taxes and any transfer or recording fees or other similar costs charged or assessed by any federal, state, local, or foreign authority (including interest and penalties, if any).

         S. The transfer of the Equity Interest to the Purchaser will be a legal, valid, and effective transfer of the Equity Interest, and will vest the Purchaser with all tight, title, and interest of the Sellers in the Equity Interest free and clear of Liens, Claims, encumbrances, tights of setoff, netting, recoupment, deduction including, but not limited to those (i) that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Sellers' or the
Purchaser's interest in the Equity Interest, or any similar rights, (ii) relating to taxes arising under or out of, in connection with, or in any way relating to the operation of the Equity Interest prior to the Closing, and (iii) all mortgages, deeds of trust, security interests, pledges, liens, judgments, demands, encumbrances, or charges of any kind or nature, if any, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership and all debts arising in any way in connection with any agreements, acts, or failures to act, of any of the Sellers or any of the Sellers' predecessors or affiliates, claims (as that term is defined in the Bankruptcy Code), obligations, liabilities, demands, guaranties, options, tights, contractual, or other commitments, restrictions, interests and matters of any kind and nature, whether known or unknown, contingent or otherwise, whether arising prior to or subsequent to the commencement of these cases pursuant to chapter 11 of the Bankruptcy Code, and whether imposed by agreement, understanding, law, equity, or otherwise, including but not limited to claims otherwise arising under doctrines of successor liability to the extent permitted by law ("Interests").

         T. Except as otherwise provided in this Order, the Purchaser would not have entered into the Purchase Agreement and would not consummate the transaction specified therein, thus adversely affecting the Sellers, their estates, and their creditors, if the sale of the Equity Interest to the Purchaser were not free and clear of all Liens, Claims, and Interests of any kind or nature whatsoever, or if the Purchaser would, or in the future could, be liable for any other interests, including without limitation any unassumed liabilities.

         U. The Sellers may sell the Equity Interest free and clear of all Liens, Claims, and Interests of any kind or nature whatsoever because, in each case, one or more of the standards set forth in section 363(f) has been satisfied. Those holders of Interests and non-debtor parties who did not object or who withdrew their objections to the sale or the Motion are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code. Those holders of Interests and non-debtor parties who did object fall within one or more of the other subsections to 363(f) of the Bankruptcy Code and are adequately protected by having their Interests, if any, attach to the cash proceeds of the sale ultimately attributable to the property against which they claim an Interest.

         V. The Purchaser does not constitute a successor to the Sellers or their estates. The transactions contemplated pursuant to the CCE Purchase Agreement do not amount to a consolidation, merger or DE FACTO merger of the Purchaser and the Sellers or their estates. The Purchaser is not a continuation of the Sellers or their estates, there is not substantial continuity between the Purchaser and the Sellers, and there is no continuity of enterprise between the Sellers and the Purchaser.

         W. The Escrow Agreement provides adequate protection of the PBGC reasonably equivalent to that provided by the reserves established pursuant to Sections 42.2 and 21.3 of the Plan, and substitution of the Escrow Agreement for such reserves is fair and equitable to the PBGC.

         X. Purchaser acknowledges that entry of this Order satisfies the requirements for entry of an order approving the CCE Purchase Agreement pursuant to Sections 3.2(h) and 7.1(b) thereof

         THEREFORE, IT IS HEREBY ORDERED THAT:

                               GENERAL PROVISIONS

         1. The Motion is granted in its entirety, as further described herein.

         2. All Objections, including, without limitation, the PBGC Objection and any objections interposed at the Hearing, to the Motion or the relief requested therein are resolved in accordance with the terms of this Order and as set forth in the record of the I-fearing and to the extent any such objection or response was not otherwise withdrawn, waived, or settled, they are, and all reservations of rights or relief requested therein are, overruled and denied.

               APPROVAL OF THE CCE PURCHASE AGREEMENT, AS AMENDED

         3. The Transaction Documents and the transactions contemplated thereby, including, without limitation, the sale, conveyance, and delivery of the Equity Interest by the Sellers to the Purchaser, as set forth therein, are approved in their entirety pursuant to sections 105, 363, and 1146 of the Bankruptcy Code.

         4. The Sellers are authorized and directed, pursuant to sections 105 and 363(b) of the Bankruptcy Code, to execute and to deliver the Transaction Documents and are empowered to perform under, consummate and implement the Transaction Documents and all of their obligations with respect thereto, and to execute and deliver, or cause their respective subsidiaries and affiliates to execute and deliver, such other documents, instruments and purchase agreements, and perform all of their obligations with respect thereto and take such other actions as are necessary to effectuate the transactions contemplated thereby. The Purchaser's claim for breach of the CCE Purchase Agreement shall constitute, in the amount allowed, an allowed administrative claim with the priority afforded pursuant to section 507(a)(1) of the Bankruptcy Code.

         5. This Order and the Transaction Documents shall be binding in all respects upon all creditors (whether known or unknown) of any Sellers and their affiliates and subsidiaries, and all non-debtor interested parties.


                           TRANSFER OF EQUITY INTEREST

         6. Except as expressly permitted or otherwise specifically provided for in the CCE Purchase Agreement or this Order, pursuant to sections 105(a), and 363(17) of the Bankruptcy Code, upon the consummation of the transactions contemplated by the Transaction Documents, including the CCE Purchase Agreement, the Equity Interest shall be transferred to the Purchaser with good title to such Equity Interest and will be legal, valid and effective transfers of such Equity Interest free and clear of Liens, Claims and Interests held by the Debtors or their respective estates and creditors; provided, however, that, existing Liens and Claims (including the DIP Liens,2 if any) will be transferred and attached to the proceeds received in exchange for such Equity Interest with the same validity, enforceability, priority, force and effect as such Liens and Claims had prior to the consummation of the transactions contemplated by the Transaction Documents, subject to the rights, claims, defenses and objections, if any, of the Debtors and Sellers and all interested parties with respect to such Liens and Claims.

         7. Subject to the provisions of paragraph 8 below, all proceeds received from the consummation of the CCE Purchase Agreement shall be held by the Sellers and the Sellers shall neither use nor distribute such proceeds until the earlier to occur of (i) consent of the Creditors' Committee to the release of such proceeds; and (ii) further order of the Court. The Debtors shall take such actions as are necessary to ensure compliance with this decretal paragraph by EOC Preferred, LLC.

         8. Upon the occurrence of the Effective Date (as defined in the Supplemental Modified Filth Amended Joint Plan of Affiliated Debtors Pursuant the Chapter 11 of the United States Bankruptcy Code, dated July 2, 2004 (the "Plan")), the proceeds of the sale of the Equity Interest shall be used and/or disbursed as provided in the Plan and/or the Order Confirming Supplemental Modified Fifth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code and Related Relief dated July 15, 2004 (the "Confirmation Order").

         9. If any person or entity that has filed financing statements, mortgages, mechanic's liens, lis pendens, or other documents or agreements evidencing Liens on or Interests in the Equity Interest shall not have delivered to the Sellers prior to the Closing Date, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of all Liens or other Interests that the person or entity has with respect to the Equity Interest, or otherwise, then (a) the Sellers are hereby authorized and directed to execute and file such statements, instruments, releases and other documents on behalf of the person or entity with respect to the transactions contemplated in the CCE Purchase Agreement and in the Transaction Documents and (b) the Purchaser is hereby authorized to file, register, or otherwise record a certified copy of this Order, which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of all Liens or other interests of any kind or nature whatsoever in the Equity Interest.

         10. Except as otherwise provided in this Order or the CCE Purchase Agreement and documents executed in connection therewith, the Purchaser is not assuming nor shall it in any way whatsoever be liable or responsible as a successor or otherwise for any liabilities, debts, commitments, or obligations (whether known or unknown, disclosed or undisclosed, absolute, contingent, inchoate, fixed, or otherwise) of the Debtors or the Sellers or any liabilities, debts, commitments, or obligations in any way whatsoever relating to or arising from the Equity Interest, the Sellers' use or control of the Equity Interest, or the Sellers' businesses and operations on or prior to the Closing Date or any such liabilities, debts, commitments, or obligations that in any way whatsoever relate to periods on or prior to the Closing Date or are to be observed, paid, discharged or performed on or prior to the Closing Date (in each case, including any liabilities that result from, relate to, or arise out of tort or other product liability claims), or any liabilities calculable by reference to the Debtors or the Sellers or their assets or operations, or relating to continuing conditions existing on or prior to the Closing Date, which liabilities, debts, commitments and obligations are hereby extinguished insofar as they may give rise to successor liability, without regard to whether the claimant asserting any such liabilities, debts, commitments, or obligations has delivered to the Purchaser a release thereof Without limiting the generality of the foregoing, except as provided in this Order, the CCE Purchase Agreement and documents executed in connection therewith, or by federal statute, the Purchaser shall not be liable or responsible, as a successor or otherwise, for the Debtors' or the Sellers' liabilities, debts, commitments or obligations, whether calculable by reference to the Debtors or the Sellers, arising on or prior to the Closing and under or in connection with (i) any employment or labor agreements, consulting agreements, severance arrangements, change-in-control agreements or other similar agreement to which any Debtor or Seller is a party, (ii) any pension (including, without limitation, contributions or payments on account of any under- finding with respect to any and all pension plans), welfare, compensation or other employee benefit plans, agreements, practices and programs, including, without limitation, any pension plan of the Debtors or the Sellers, (iii) the cessation of the Debtors' or Sellers' operations, dismissal of employees, or termination of employment or labor agreements or pension, welfare, compensation or other employee benefit plans, agreements, practices and programs, obligations that might otherwise arise from or pursuant to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Fair Labor Standard Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination and Employment Act of 1967, the Federal Rehabilitation Act of 1973, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, COBRA, or the Worker Adjustment and Retraining Notification Act, (iv) workmen's compensation, occupational disease or unemployment or temporary disability insurance claims,
(v) environmental liabilities, debts, claims, or obligations arising from conditions first existing on or prior to the Closing Date (including, without limitation, the presence of hazardous, toxic, polluting, or contaminating substances or wastes), which may be asserted on any basis, including, without limitation, under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., (vi) any bulk sales or similar law,
(vii) any liabilities, debts, commitments or obligations of, or required to be paid by, the Debtors or Sellers for any taxes of any kind for any period, (viii) any liabilities, debts, commitments, or obligations for any taxes relating to the business of the Debtors or Debtor for or applicable to the period prior to the Closing Date, including any property taxes, (ix) any liabilities, debts, commitments or obligations for any transfer taxes, (x) any litigation, and (xi) any products liability or similar claims, whether pursuant to any state or any federal laws or otherwise.

         11. The recitation, in the immediately preceding decretal paragraph of this Order, of specific agreements, plans or statutes is not intended, and shall not be construed, to limit the generality of the categories of liabilities, debts, commitments or obligations referred to therein.

         12. Except as expressly permitted by the Transaction Documents, or otherwise provided by this Order, all persons and entities, including, but not limited to the Sellers' affiliates, all holders of the Sellers' indebtedness, debt security holders, equity security holders, present and former officers, directors, and employees, governmental, tax, and regulatory authorities, lenders, trade and other creditors, holding Liens, Claims and/or Interests against the Sellers, the Equity Interest (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or noncontingent, or senior or subordinated), arising on or before the Closing, or out of; under, in connection with, or in any way relating to, events occurring prior to the Closing, with respect to the Equity Interest, hereby are forever barred, estopped, and permanently enjoined from asserting such Liens and Claims of any kind and nature against the Purchaser, and its affiliates, successors, assigns and property, or the Equity Interest.

         13. Except as otherwise expressly provided in this Order or the CCE Purchase Agreement, no person or entity, including, without limitation, any federal, state or local governmental agency, department or instrumentality, shall assert by suit or otherwise against the Purchaser or its successors in interest any claim that they had, have or may have against the Debtors or Sellers, or any liability, debt or obligation relating to the Debtors' operations or the Sellers' operations or business, including, without limitation any liabilities calculable by reference to the Debtors, or the Sellers or their respective assets or operations and all persons and entities are hereby enjoined from asserting against the Purchaser in any way any such claims, liabilities, debts or obligations.

         14. Notwithstanding any other provision contained in this Order, including, but not limited to, paragraphs 6, 10, 12, 13, 24(a), 28, and 29, PBGC shall retain all of its rights, interests, claims, and causes of action, if any, including those against CrossCountry, Transwestern Holding Company, Northern Plains, Pan Border, Northern Plains Partners, CrossCountry Citrus Corp., Citrus, Florida Gas, Citrus Energy Services, Citrus Trading and their subsidiaries (the "CrossCountry Entities"), and all other non-debtors, under ERISA. Because PBGC's rights, interests, claims, and causes of action, if any, attach to the CrossCountry Entities, not the Equity Interest, nothing in the preceding sentence in any way affects the section 363(f) relief in this Order. Nothing in this Order (a) confers jurisdiction on any bankruptcy court over causes of action involving, or claims against, any non-debtor under ERISA, or (b) constitutes a waiver or agreement by PBGC on any jurisdictional issue involving or in any way relating to ERJSA. All parties-in-interest shall retain their tights to assert defenses with respect to any claim or cause of action referred to in this paragraph.

         15. The Transaction Documents and any related agreements, documents or other instruments may be modified, amended or supplemented by the parties' mutual agreement thereto, in a writing signed by the parties, and in accordance with the terms thereof without further order of the Bankruptcy Court; PROVIDED, HOWEVER, that, in connection therewith, the parties shall obtain the prior written consent of the Creditors' Committee, which consent shall not be withheld unreasonably; and, PROVIDED, FURTHER, that any such modification, amendment or supplement shall not be material in nature and not change the economic substance of the transactions contemplated hereby.

         16. Each and every federal, state and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and/or appropriate to consummate the transactions contemplated by the Transaction Documents. This Order is and shall be binding upon and shall govern the acts of all entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, registrars of patents, trademarks or other intellectual property, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities, who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments that reflect, upon the consummation of the transactions contemplated by the Transaction Documents that the Purchaser is the transferee and owner of the Equity Interest free and clear of Liens, Claims and Interests.

         17. The failure to specifically include any particular provisions of the Transaction Documents in this Order shall not diminish or impair the effectiveness of such provisions, it being the intent and action of the Bankruptcy Court that the Transaction Documents and the transactions contemplated thereby be approved in their entirety. Any conflict between the terms and provisions of this Order and the Transaction Documents shall be resolved in favor of this Order.

         18. The terms and provisions of the Transaction Documents, together with the terms and provisions of this Order, shall be binding and inure to the benefit of the Sellers, the Purchaser, the Debtors' and their respective estates and creditors, and all other parties in interest, and any successors, assigns or affiliates of such person and entities, including, without limitation, any mediator, fiduciary, committee, trustee or examiner now existing or appointed in the future in these cases or any subsequent or converted cases of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code. This Order shall also be binding in all respects upon any affected third parties and all persons asserting a Lien, Claim or Interest against, or interest in, the Debtors' estates or any of the Equity Interest.

                              ADDITIONAL PROVISIONS

         19. The consideration provided by the Purchaser for the Equity Interest under the Transaction Documents, including the CCE Purchase Agreement, shall be deemed to constitute reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state (including New York, Delaware, Texas, and Oregon), territory, possession, or the District of Columbia.

         20. The Auction and Hearing have been conducted in accordance with the Bidding Procedures Order.

         21. The consideration provided by the Purchaser for the Equity Interest is fair and reasonable and may not be avoided under section 3 63(n) of the Bankruptcy Code.

         22. The Purchaser is a good faith purchaser under the Transaction Documents in accordance with section 363(m) of the Bankruptcy Code, and the Purchaser and its affiliates are entitled to all of the protections afforded thereby in connection with the Equity Interest.

         23. On the Closing of the sale, each of the Sellers is authorized and directed to execute such documents and take all other actions as may be necessary to release its Interests in the Equity Interest, if any, as such Interests may have been recorded or may otherwise exist.

         24. Except as otherwise provided in this Order, (a) this Order shall be effective as a determination that, upon Closing, all Claims against, Liens upon, and Interests of any kind or nature whatsoever existing as to the Sellers, and the Equity Interest prior to the Closing have been unconditionally released, discharged and terminated (other than the surviving obligations), and that the conveyances described herein have been effected, and (b) shall be binding upon and shall govern the acts of all entities including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Equity Interest.

         25. Purchaser's claims for  indemnification  under Sections 9.10, 9.11,
9.12 and Article X of or otherwise under the CCE Purchase Agreement,  as amended
(i) in the amount allowed, shall be administrative expense claims with priority set forth in section 507(a)(1) of the Bankruptcy Code, (ii) if estimated pursuant to section 5 02(c) of the Bankruptcy Code or otherwise, any such estimation shall not constitute a limit or "cap" on the Purchaser's allowed administrative expense claim, and (iii) the amount maintained under the Escrow Agreement from time to time shall not constitute a limit or "cap" on the Purchaser's allowed administrative expense claim.

         26. Upon Closing, Sellers are authorized and directed to execute and deliver the Escrow Agreement, to find the Escrow Agreement and to perform the other transactions contemplated by the Escrow Agreement. Upon such funding, the Debtors and their debtor affiliates shall be deemed to have satisfied all of their obligations to the PBGC pursuant to Sections 21.3 and 42.2 of the Plan and the Escrow Agreement shall substitute for the amounts currently reserved or otherwise to be reserved for the benefit of the PBGC pursuant to Sections 42.2 and 21.3 of the Plan. The terms of the Escrow Agreement are incorporated herein and shall constitute provisions of this Order.

         27. All entities which are presently, or upon Closing may be, in possession of any or all of the Equity Interest are directed to surrender possession of the Equity Interest to the Purchaser upon the Closing.

         28. Except as otherwise provided in this Order, under no circumstances shall the Purchaser be deemed a successor of or to the Sellers for any Liens,
Claims or Interests against or in the Sellers and the Equity Interest of any kind or nature whatsoever. Except as otherwise provided in this Order, the sale, transfer, assignment and delivery of the Equity Interest shall not be subject to any Claims, Liens, or Interests, and Claims, Liens, or Interests of any kind or nature whatsoever shall remain with, and continue to be obligations of the Debtors. Except as otherwise provided in this Order, all persons holding Interests against or in the Sellers and the Equity Interest of any kind or nature whatsoever (including, but not limited to, the Sellers and/or their respective successors, including any trustees thereof, creditors, directors, officers, employees, unions, former directors, officers, employees and shareholders, administrative agencies, governmental units, secretaries of state, federal, and local officials, maintaining any authority relating to any environmental, health and safety laws, and their respective successors or assigns) are forever barred, estopped, and permanently enjoined from asserting, prosecuting, or otherwise pursuing such Interests of any kind or nature whatsoever against the Purchaser, its property, its successors and assigns and the Equity Interest, as an alleged successor or otherwise, with respect to any Interest of any kind or nature whatsoever such Person or entity had, has, or may have against or in the Sellers, their estates, officers, directors, shareholders and the Equity Interest. Except as otherwise provided in this Order, following the Closing, no holder of a Claim, Lien, or Interest in the Sellers shall interfere with the Purchaser's title to or use and enjoyment of the Equity Interest based on or related to such Claim, Lien, or Interest, or any actions that the Sellers may take in their chapter 11 cases.

         29. Unless otherwise provided in this Order or a particular Transaction Document, this Court retains exclusive jurisdiction to enforce and to implement the terms and provisions of the CCE Purchase Agreement, all amendments thereto, any waivers and consents thereunder, and of each of the Transaction Documents executed in connection therewith in all respects, including, but not limited to, retaining jurisdiction (a) to resolve any disputes related to the CCE Purchase Agreement, except as otherwise provided therein and (b) to interpret, implement, and enforce the provisions of this Order.

         30. The transactions contemplated by the CCE Purchase Agreement are undertaken by the Purchaser in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the sale shall not affect the validity of the sale of the Equity Interest to the Purchaser or the validity of the Escrow Agreement, unless such authorization is duly stayed pending such appeal.

         31. The failure to include or reference any particular provisions of the CCE Purchase Agreement or the Transaction Documents in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the CCE Purchase Agreement, as amended, be authorized and approved in its entirety.

         32. The transfer of the Equity Interest pursuant to the CCE Purchase Agreement is a transfer pursuant to section 1146(c) of the Bankruptcy Code, and accordingly, pursuant to section 1146(c) of the Bankruptcy Code, the Transaction and the execution, delivery and/or recordation of any and all documents or instruments necessary or desirable to consummate the Transaction shall be, and hereby are, exempt from the imposition and payment of all recording fees and taxes, stamp taxes and/or sales, use, transfer, documentary, registration or any other similar taxes. Each and every federal, state and local government agency or department is directed to accept any and all documents and instruments necessary and appropriate to consummate the transfer of any of the Equity Interest, all without imposition or payment of any stamp tax, transfer tax, or similar tax.

         33. No person or entity shall take any action to prevent, enjoin or otherwise interfere with the consummation of the transactions contemplated in accordance with the Transaction Documents or this Order.

         34. The requirement set forth in Rule 9013-1(b) of the Local Rules that any motion or other request for relief be accompanied by memorandum of law is hereby deemed satisfied by the contents of the Motion.

         35. Nothing in this Order and the transactions approved hereby shall release the Sellers and the Purchaser and their respective affiliates from any claims of the United States Government except to the extent such claims are satisfied from the attachment of Liens, Claims, and encumbrances to the proceeds of the Sale Transaction.

         36. Each of the Debtors' and the Sellers' direct and indirect subsidiaries shall take all actions or refrain from taking all actions necessary for the full effectuation of this Order and the transactions provided for and contemplated by the CCE Purchase Agreement.

         37. The provisions of this Order are nonseverable and mutually dependent.

         38. Upon Closing, that certain Put Agreement, dated December 31, 2003, between Enron and ETS shall be terminated and of no further force and effect without the need for additional action by either party or further order of this or any other Court.

         39. The stay of orders authorizing the use, sale or lease of property as provided for in Bankruptcy Rule 6004(g) shall not apply to this Order, and this Order is immediately effective and enforceable. Any party objecting to this Order must exercise due diligence in filing an appeal and pursuing a stay or risk its appeal being foreclosed as moot in the event the Purchaser and the Sellers elect to close prior to this Order becoming a final order.

         40. To the extent of any inconsistency between the terms and provisions of the Plan, the Confirmation Order and this Order, the provisions of this Order shall govern.

Dated:   New York, New York
September 10, 2004


                                                  S/ARTHUR J. GONZALEZ
                                                  --------------------
                                                  HONORABLE ARTHUR J. GONZALEZ
                                                  UNITED STATES BANKRUPTCY JUDGE

_____________________________
1 All capitalized terms used, unless otherwise defined herein, shall have the meanings set forth in the Motion or in the CCE Purchase Agreement (as that term is defined herein).

2 As defined in the Final Order Authorizing Debtors to Obtain Post-Petition Financing Pursuant to 11 U.S.C. ss.ss. 105, 361, 362, 364 (c)(1), 364 (c)(2) and
364 (d)(1), dated July 2, 2002, as supplemented by the Order Authorizing, Pursuant to 11 U.S.C. ss.ss. 105, 361, 362, 364 (c)(1), 364 (c)(2) 364 (c)(3)
and 364 (d)(1). Amendment of DIP Credit Purchase Agreement to Provide for Extension of Post-Petition Financing, dated May 8, 2003.